Contact:
Investors:

Progenics Pharmaceuticals, Inc.
Richard W. Krawiec, Ph.D.
Vice President, Corporate Affairs
(914) 789-2814
rkrawiec@progenics.com

Dory A. Lombardo
Senior Manager, Corporate Affairs
(914) 789-2818
dlombardo@progenics.com

Media: WeissComm Partners Aline Schimmel (312) 646-6295
PROGENICS SELECTS SUBCUTANEOUS FORM OF PRO 140,
A NOVEL HIV ANTIBODY THERAPY,
FOR FURTHER DEVELOPMENT

— Positive phase 2 clinical results showed PRO 140 demonstrated potent activity, favorable tolerability and the convenience of potential weekly self-administration —

Montreal, Quebec and Tarrytown, NY – February 10, 2009 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that it has selected for further development the subcutaneous form of PRO 140 for the treatment of HIV infection.  The decision follows positive results from a recently completed phase 2 clinical trial as well as feedback from key opinion leaders, treatment advocates and people living with HIV. Results from the phase 2 study were presented late yesterday at the 16th Conference on Retroviruses and Opportunistic Infections (CROI) in Montreal. In this clinical trial, the subcutaneous dosage form of PRO 140 demonstrated potent and highly significant antiviral effects compared to placebo at all doses of active drug examined and was generally well tolerated.

“These phase 2 clinical results confirm our previously announced interim findings which showed that subcutaneous PRO 140 therapy was potent, long-acting and well tolerated,” said Paul J. Maddon, M.D., Ph.D., Progenics Pharmaceuticals’ Founder, Chief Executive Officer and Chief Science Officer. “We plan to meet with the U.S. Food and Drug Administration to discuss registrational studies for subcutaneous PRO 140. Similar to intravenous PRO 140, the subcutaneous form has demonstrated significant antiviral activity and favorable tolerability in clinical trials to date, with the additional potential benefit of convenient self-administration by patients. Given that all currently available HIV drugs are given between one and three times daily, a weekly therapy could have many advantages related to adherence.”

PRO 140 is a humanized monoclonal antibody that blocks viral infection of healthy cells by binding to CCR5, a co-receptor that is the principal molecular portal used by HIV to enter and infect immune system cells. Some strains of HIV use the CXCR4 co-receptor as a portal of entry either exclusively or in addition to CCR5. CCR5 viral-entry inhibitors, such as PRO 140, are active in blocking infection primarily in HIV patients whose virus uses the CCR5 portal, but do not block the entry of virus that uses the CXCR4 portal.

The data presented yesterday indicate that PRO 140 has the potential to be administered weekly, which may facilitate its use in conjunction with other antiretroviral therapies. In this study, all active doses of subcutaneous PRO 140 demonstrated potent and highly significant antiviral effects compared to placebo. A mean maximum reduction in plasma levels of HIV RNA of 1.65 log10 (98%) was observed following three weekly doses of 324 mg, the highest dose tested. All dose levels were generally well tolerated.

“The results of this clinical trial establish the first ever proof of concept for a long-acting HIV therapy with the potential for self-administration,” said Melanie A. Thompson M.D., Principal Investigator of the AIDS Research Consortium of Atlanta and lead author of the CROI presentation. “Given its favorable tolerability profile and potential for convenient weekly dosing by patients, subcutaneous PRO 140 holds promise in providing a potent and novel treatment option for individuals living with HIV.”

Subcutaneous PRO 140: Summary of phase 2 clinical trial results

In the phase 2 clinical trial of subcutaneous PRO 140, a total of 44 HIV-infected individuals who were treatment naïve or had discontinued therapy for at least three months were randomized to receive three weekly doses of 162 mg PRO 140, two bi-weekly (every-other-week) doses of 324 mg PRO 140, three weekly doses of 324 mg PRO 140, or placebo. Subjects were followed for a total of 58 days for safety and antiviral effects.

In this study, the following activity for PRO 140 was observed:

o	For the 324 mg weekly dose group, a mean maximum reduction of 1.65 log10 (p<0.0001) was observed, with a 1.51 log10 mean reduction in viral load (p<0.0001) observed at day 22.
o	For the 324 mg dose tested on a bi-weekly basis, a mean maximum reduction of 1.37 log10 (p=0.0001) was observed, with a 1.20 log10 mean reduction in viral load (p=0.0001) observed at day 22.
o	For the 162 mg weekly dose group, a mean maximum reduction of 0.99 log10 (p=0.0093) was observed, with a 0.75 log10 mean reduction in viral load (p=0.0072) observed at day 22.

Figure 1* depicts the mean change in viral load over time for the four dose groups:  for each of the 324 mg dose groups, the mean viral load decreased with each successive treatment, indicating sustained viral suppression by PRO 140.

Subcutaneous PRO 140 was generally well tolerated compared to placebo, with mild and transient local reactions at the site of infusion occurring in a minority of subjects. There were no drug-related serious adverse events and no study discontinuations related to PRO 140.

The poster, Weekly and Biweekly Subcutaneous PRO 140 Demonstrates Potent, Sustained Antiviral Activity, was presented at CROI on February 9, 2009 at 1:00 p.m. ET.

*To view the abstract and poster, as well as a graph depicting the mean change in viral load over time for the four dose groups, please visit the following link [site]:

http://www.progenics.com/eventdetail.cfm?eventid=65657

About PRO 140

Discovered by Progenics’ scientists, PRO 140 is a humanized monoclonal antibody that binds to CCR5, a co-receptor characterized by Progenics and its collaborators in 1996 as the principal molecular portal used by HIV to enter and infect immune system cells. Some strains of HIV use the CXCR4 co-receptor as a portal of entry either exclusively or alternatively to CCR5. Unlike small-molecule CCR5 antagonists, PRO 140 inhibits HIV entry at concentrations that in vitro do not appear to block CCR5’s natural activity of directing the migration of immune cells towards sites of inflammation in the body. As a viral-entry inhibitor, PRO 140 is designed to treat HIV by protecting healthy cells from infection. As a monoclonal antibody, PRO 140 is not metabolized by the liver, and therefore may have the potential for a better tolerability profile than many of the existing small-molecule therapies for HIV infection. In February 2006, PRO 140 was designated a Fast Track product by FDA for the treatment of HIV infection.

Progenics gratefully acknowledges the development funding it has received for PRO 140 from the National Institute of Allergy and Infectious Diseases, part of the National Institutes of Health (Public Health Service award: 1 U19 AI066329).

About the Company

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology, virology—including human immunodeficiency virus (HIV) and hepatitis C virus (HCV) infections—and oncology. Progenics, in collaboration with Wyeth, is developing RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced side effects. RELISTOR is currently approved in over 30 countries, which include approvals in the U.S., Canada and Australia, as well as all European Union member countries. In the U.S., RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Marketing applications are pending for RELISTOR in other countries. In the area of virology, Progenics is developing the HIV entry inhibitor PRO 140, a humanized monoclonal antibody targeting the entry co-receptor CCR5, which is currently in phase 2 clinical testing. The Company is also developing a novel HCV entry inhibitor, PRO 206. In the area of oncology, the Company is conducting a phase 1 clinical trial of a human monoclonal antibody-drug conjugate (ADC) for the treatment of prostate cancer—a selectively targeted cytotoxic antibody directed against prostate-specific membrane antigen (PSMA). PSMA is a protein found on the surface of prostate cancer cells as well as in blood vessels supplying other solid tumors. Progenics is also conducting a phase 1 clinical trial with a vaccine designed to treat prostate cancer by stimulating an immune response to PSMA.

DISCLOSURE NOTICE: This document contains statements that do not relate strictly to historical fact, any of which may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When we use the words “anticipates,” “plans,” “expects” and similar expressions, we are identifying forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. While it is impossible to identify or predict all such matters, this may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; we, our collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by us, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, declining sales or other adverse events.

We are also subject to risks and uncertainties associated with the actions of our corporate, academic and other collaborators and government regulatory agencies; potential product liability; intellectual property, litigation, environmental and other risks; the risk that licenses to intellectual property may be terminated for our failure to satisfy performance milestones; the risk of difficulties in, and regulatory compliance relating to, manufacturing products; and the uncertainty of our future profitability.

Risks and uncertainties also include general economic conditions, including interest and currency exchange rate fluctuations and the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; trade buying patterns; the competitive climate of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, we cannot assure you that our lead product, RELISTOR ™ , will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of our other programs will result in a commercial product.

We do not have a policy of updating or revising forward-looking statements and assume no obligation to update any statements as a result of new information or future events or developments. Thus, it should not be assumed that our silence over time means that actual events are bearing out as expressed or implied in forward-looking statements.

###

Editors Note:

For more information about Progenics Pharmaceuticals, Inc., please visit www.progenics.com.